Exhibit 99.1

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EDITED TRANSCRIPT DIOD - Q1 2020 Diodes Inc Earnings Call

EVENT DATE/TIME: MAY 11, 2020 / 9:00PM GMT

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - VP of Worldwide Sales & Marketing

Keh-Shew Lu Diodes Incorporated - CEO, President & Director

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gary Wade Mobley Wells Fargo Securities, LLC, Research Division - Senior Analyst

Tianyan Goellner Sidoti & Company, LLC - Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Leanne K. Sievers Shelton Group - President

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to Diodes Incorporated First Quarter 2020 Financial Results Conference Call. (Operator Instructions) As a reminder,this conference call is being recorded today, Monday, May 11, 2020.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - President

Good afternoon, and welcome to Diodes First quarter 2020 Financial Results Conference Call. I'm Leanne Sievers, President of Shelton Group,Diodes' Investor Relations firm. Joining us today are Diodes' President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire; VicePresident of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to thecompany finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. Assuch, these results are unaudited and subject to revision until the company files its Form 10-Q for its first quarter 2020.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and managementmay make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the safe harborfor forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussedtoday, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the SEC, including Forms10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, May 11, 2020. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicablelaw.

Additionally, the company's press release and management statements during this conference call will include discussion of certain measures andfinancial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAPitems, which provide additional details.

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

Also, throughout the company's press release and management statements during this conference call, we refer to net income attributable tocommon stockholders as GAAP net income. For those of you unable to listen to the entire call at this time, a recording will be available via webcastfor 90 days in the Investor Relations section of Diodes' website at www.diodes.com.

And now I'll turn the call over to Diodes' President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. I want to start by saying that I hope everyone and their family arestaying safe in those unprecedented time for our economy and the world. Our top priority remains our people. And Diodes has taken proactivemeasures to protect the safety, health and wellbeing of our global associates. Our employees are successfully working remotely and remain inclose contact with our suppliers, customers and partners.

Our first quarter's results were in line with our original expectations and included the delayed start of our manufacturing production following theextended Chinese New Year holiday. Our result further reflected the temporary closure of our U.K. wafer fabs In the late part of March in responseto the global COVID-19 pandemic. Our operations in China has since gradually returned to full production with our U.K. facility also resuming fullproduction as of today.

Combined, North America and Europe revenue grew more than 12% from 4Q to 1Q, while Asia revenue declined 12% sequentially because ofcertain expected customer manufacturing manpower recovery due to COVID-19. With revenue being only slightly below typical seasonality andlimited only by customer demands, our first quarter results serve as further testament to our long track record of successfully managing throughchallenging environments.

Highlighting the quarter was our continued growth in the automotive end market, in which revenue grew sequentially and year-over-year to 11%of revenue as a result of our increased content gains across an expanded customer base, including a significant new design win in Asia. Additionally,our Pericom IC products had the second highest revenue quarter since the 2015 acquisition due to strong demand in the computing end marketfor our products used in high-end server, storage, data center and notebook. Our close engagement with customers has enabled us to benefitfrom the increasing demand for these end equipment applications.

The diversification and the strength of our business and the long-standing relationship with customers continue to serve us well as we focus onmanaging those factors that are within our control. We currently expect to deliver second quarter revenue and margin slightly better than firstquarter at the midpoint, which is notable, given the increasing market uncertainty resulting from COVID-19 and the significant softness in theautomotive market.

Before turning the call over to Brett, I would like to provide a brief update on our proposed acquisition of Lite-On Semiconductor. Since our lastearning call, at the end of March, we received all required regulatory approval from the Taiwan authority, including Taiwan Fair Trade Commissionand the foreign investment approval from the Investment Commission of the Ministry of Economic Affairs. We also extended the Outside Date,included in the Share Swap Agreement from May 31, 2020, to December 31, 2020, to accommodate the review schedule of the relevant Chineseauthorities and associated operation processes that will need to be completed. This remains consistent with the previously communicated expectedclose date of the second half of 2020.

With that, let me now turn the call over to Brett to discuss our first quarter financial results and our second quarter 2020 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. As part of my financial review today, I will focus my comments on the sequential change for eachof the line items and will refer you to our press release for a more detailed review of our results as well as the year-over-year comparisons.

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

Revenue for the first quarter 2020 was $280.7 million as compared to $301.2 million in the fourth quarter 2019. Gross profit for the first quarter was$95.8 million or 34.1% of revenue compared to the fourth quarter 2019 of $109.4 million or 36.3% of revenue.

GAAP operating expenses for the first quarter 2020 were $70 million or 24.9% of revenue and on a non-GAAP basis were $65.4 million or 23.3% ofrevenue, which excluded $4.2 million of amortization of acquisition-related intangible asset expenses and $400,000 of acquisition-related cost.This compares to non-GAAP operating expenses in the prior quarter of $65.2 million or 22% of revenue. Total other expense amounted toapproximately $896,000 for the quarter, including $1.2 million of interest expense, partially offset by $273,000 of interest income and $76,000 ofother income.

Income before taxes and noncontrolling interest in the first quarter 2020 was $25 million compared to $59.6 million in the previous quarter.

Turning to income taxes. Our effective income tax rate for the first quarter was approximately 18.3%. GAAP net income for the first quarter 2020was $20.2 million or $0.38 per diluted share compared to GAAP net income of $47.2 million or $0.90 per diluted share in the fourth quarter 2019.The share count used to compute GAAP diluted EPS for the first quarter 2020 was 52.4 million shares.

Non-GAAP adjusted net income in the first quarter was $23.9 million or $0.46 per diluted share, which excluded net of tax $3.5 million of noncashacquisition-related intangible asset amortization cost and approximately $300,000 of acquisition-related cost. This compares to non-GAAP adjustednet income of $33.8 million or $0.65 per diluted share in the fourth quarter 2019.

EBITDA for the first quarter was $52.9 million or 18.9% of revenue compared to $88.3 million or 29.3% of revenue in the prior quarter. We haveincluded in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, whichprovides additional details.

Cash flow generated from operations was $53.7 million for the first quarter 2020. Free cash flow was $39.5 million for the first quarter, which included$14.2 million for capital expenditures. Net cash flow in the first quarter was a positive $11.4 million, which includes a pay down of $16.6 million oflong-term debt in the first quarter.

Turning to the balance sheet. At the end of the first quarter, cash and cash equivalents plus short-term investments totaled approximately $272million. Working capital was $525 million. And long-term debt, including the current portion, was $80.7 million.

In terms of inventory, at the end of the first quarter, total inventory dollars decreased $4.3 million to approximately $232.2 million, which reflectsa $9.2 million decrease in finished goods and a $6.4 million decrease in work in process and an $11.3 million increase in raw materials. Finishedgoods inventory days was flat at 29 compared to fourth quarter 2019. Total inventory days increased slightly to 115 in the quarter compared to112 last quarter.

Capital expenditures on a cash basis for the first quarter 2020 were $14.2 million or 5.1% of revenue, which is at the low end of our target modelof 5% to 9%. For the full year 2020, we expect to remain at the low end of our target model.

Now turning to our outlook. For the second quarter of 2020, we expect revenue to be approximately $283 million plus or minus 3%. We expectGAAP gross margin to be 35% plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortizationof acquisition-related intangible assets, are expected to be approximately 23% of revenue plus or minus 1%. We expect net interest expense to beapproximately $1.5 million. Our income tax rate is expected to be 18% plus or minus 3%. And shares used to calculate diluted EPS for the secondquarter are anticipated to be approximately 52.8 million.

Please note that purchasing accounting adjustments of $3.2 million after-tax for Pericom and previous acquisitions are not included in thesenon-GAAP estimates.

With that said, I now turn the call over to Emily Yang.

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. In the first quarter, revenue decreased 6.8% sequentially. POS revenue in Asia was down due to the impactof coronavirus in January and February, followed by a strong recovery in March. POS in both North America and Europe was up in the quarter.

Distributor inventory in terms of weeks was slightly above our targeted range of 11 to 14 weeks. Both Europe and North America inventory daysdecreased in first quarter and Asia inventory days increased due to the slower-than-expected end customer manufacturing capacity recovery.

Looking at the global sales in the first quarter. Asia declined 12% sequentially to 75% of the total revenue. And Europe and North America combinedincreased 12% over the prior quarter to represent 17% and 8% of revenue, respectively.

In terms of our end market, the industrial end market represented 26% of revenue, communications 23%, consumer also 23%, computing 17%and automotive 11% of revenue.

Now let me review the end market in greater detail, starting with automotive. Diodes continued to gain market share in this end market, growingboth sequentially and year-over-year to 11% of the total revenue. This accomplishment is even more noteworthy in the current backdrop of themarket TAM decrease related to the COVID-19 pandemic. Our consistent growth in this market is a direct result of our content expansion focusand new design-in/design win effort over the last few years, which most recently resulted in a significant new design win in Asia during the quarter.

We also secured design ins across a number of new products, including various MOSFET, SASP automotive-grade TVS in motor control, lighting,powertrain, and connected driving, including ADAS, infotainment and telematic applications.

With a rapid increase of electronics in today's highly connected cars, robust ESD protection is becoming increasingly more important. Our growingfamily of protection products offers high-reliability and high-performance ESD protection for connected driving applications. Our portfolio includesCANBus/LinBus/Ethernet and high-speed data line protectors that cover the full spectrum of Connected Driving.

Similar to last quarter, Diodes once again saw continued success with our proprietary SBR technology suitable for a wide range of applications,including e-bikes. We also continue to build momentum over the last 2 quarters in our sensor business for broad applications, including backlightopen control, side door control, proximity and position detection. We also have success with sensors and switches for hands-free calling interfaceand powertrain control systems.

Additionally, new design-ins were secured for 5-volt LDOs in ADAS/Camera, CMOS image sensing applications and for our newly released linearLED drivers used for automotive tail lighting applications.

In the industrial end market, we continued to gain traction for MOS product with key applications like brushless DC motors and LED lighting usingDiodes SGT MOS technology for low power loss and normal density Trench MOS technology for better, safe operating area.

Sales of our switching diodes also grew in the quarter, supporting numerous applications, including light dimmer systems, industrial printers andsecurity systems. Similarly, our rectifiers being used in a broad range of application systems and assemblies to ensure strong luminous intensity ofhalogen lighting systems to drive demanding mechanical automation systems and heat pumps.

With the rapid adoption of high-speed interface multiple industrial IoT applications, ESD protection is also becoming more important for thesetypes of data links. Diodes data line platform features ultralow capacitance with the industry-leading surge handling and ESD protection characteristics.This platform offers best-in-class ESD clamping voltage performance while minimizing capacitance loading on the data lines.

Also in the industrial market, design win activity for our newly released linear LED drivers aimed at the strip lighting market was strong. Additionally,we saw increasing demand for our newly introduced AC offline dimmable products in LED bulbs for industrial and commercial applications.

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

In the consumer market, we've seen growth for our DC-DC product, high-current 1A LDO family, protection products, and LED Drivers in the display,OLED TV, LED monitors and TV backlight applications. Our Protection Products continue to expand our footprint with small size, innovative,super-high surge performance protection platforms in applications like earphones, wearables, portable devices, TV and smart speakers.

Also during the quarter, we continued to maintain our leadership position for USB Type-C solutions that are widely deployed in consumer applications,including tablets and gaming consoles. Our load switches are also gaining traction in mobile devices, notebooks and tablet applications. In addition,we have seen design-ins for Hall Sensors in medical applications like pulse oximeter as well as demand for Zener diodes and rectifiers in homedevices like consumer smoke and fire alarms, home irrigation and garage door openers.

In communications, we are seeing new design wins for voltage reference products in power modules for telecommunication applications, includingtop-tier brands for 5G mobile communications. 5G continues to drive demand for PMOS and NMOS products to protect 5G RF amplifier and largeboost tower in 5G-based power stations in order to save power consumption. We also continue to launch new MOS products, leveraging ourhigh-density process combined with miniature DFN and CSP packaging to meet the challenging space and power density requirements for thismarket.

Similarly, our SBR and Schottky products continue to increase penetration of mobile and smartphone markets by offering a thinner profile andcompact dimensions to enable significant space saving. Mobile phone functions such as conference calls, audio, Vbus, Vbat and wireless charging,continue to be key growth areas for protection products. For SASP within the mobile handset market, we supported strong customer demand forour variety of products, including our tiny DFN1006 packaged switching diodes and our ultra-low leakage diodes. We also supported numerousapplications for fast and ultra-fast recovery rectifiers, including those in the SOD123 app package as well as our PowerDI123 rectifiers.

Lastly, in the computing market, we continue to gain increasing traction across our broad product portfolio, including for our Pericom IC products,which, as Dr. Lu mentioned, achieved its second highest revenue quarter as a result of strong demand for our products in high-end servers, storage,data centers and notebooks. Specifically, we are seeing increasing demand for our USB Type-C general switching protection products and signalintegrity solutions for high-end tablets, laptops and commercial docking stations. Our newly released family of clock generators and clock buffersoffers that meet PCI Express 5.0 specifications are designed in major server and data center OEMs worldwide.

Additionally, our SBR rectifier Schottky products continue to be in high demand for DC fans in servers and server power, where Diodes offers costperformance in high-temperature operating environments. Our Schottky rectifier technology also continued to win new design-ins in applicationssuch as adapters, USB Power Delivery and ATX power. Design wins are also being secured for higher breakdown voltage products for applicationssuch as Power-over-Ethernet, server power, data center and power applications.

In summary, our first quarter results and second quarter guidance serve as a further testament to Diodes' ability to manage through challengingenvironments. This quarter also further highlighted the success of our past design win momentum and new product initiatives over the past severalyears in the automotive market specifically as well as our total solution sales approach with the addition of our Pericom IC products.

With that, we'll now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of Gary Mobley from Wells Fargo.

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Hope everybody is staying safe. I want to start up by asking about the linearity of bookings during the quarter and as well through the first halfhere of the second quarter. I appreciate the fact there's been a lot of moving parts and a lot of things you've had to navigate over the last 4 months.

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

But have you seen any sort of recovery in your end markets here in the early part of the second quarter? Or are we waiting for some North Americanor European manufacturing facilities to open more fully? Any color you can give there would be helpful.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

This is Emily. So let me address your question. So in the beginning of April, we definitely see strong backlog across all regions, including Europeand North America and Asia. I would say the second week of April, we definitely started seeing a change from the backlog situation and the bookingssituation for Europe and North America. We still see Asia pretty strong carry through the momentum. But definitely, there's a slowdown for NorthAmerica and Europe, I would think, second half of April and also May. And this is exactly like what you mentioned, this is really due to some of thefactory shutdowns in North America and Europe that we've seen. There are some schedules for the factory to resume. Whether it's going to bewhat is a percentage and by when, that's still we have to wait and see. But overall, Asia, we're seeing the strength, but Europe and North Americadefinitely are weaker than we expected.

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay. And Brett, I'm curious to know how much of an impact to gross margin -- underutilization and COVID-19-related inefficiencies, how muchof that influenced gross margin in the first quarter? And as well how much of that is influencing your guidance for the second quarter?

Brett R. Whitmire - Diodes Incorporated - CFO

Well, the biggest thing that impacted us in the first quarter was you had basically the time off for Chinese New Year, which is usually a week, endedup being more like 2 weeks. And so that was the biggest impact we had in the first quarter. And I think we'll see that recover consistent with ourdemand and as we move into second quarter.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Well, the first quarter, not just the Chinese New Year delay and actually is another problem is the main -- the people returned to work slower thanthe previous several years. Previous several years, when the Chinese New Year people returned to work, the first week, we probably get 50% ofpeople come back, then probably 60, 70. In about 1 month, you almost get back to normal production. But this year, due to the quarantine of thepeople, so when they started in February 10, other than people from Shanghai, if they return to work, they cannot really report to work mainly dueto quarantine for 14 days before they can report to work. So when people take longer than possible, after February 10, they cannot report to work.And then all the workers we had from Wuhan or Hubei province, they cannot even return to work. Therefore, when we start in February 10, the --in the first week, only like 30% instead of 50% of the workers come back. It take almost until end of March to get all the people we're supposed tohave to fully report to work. So this is much worse than the previous several years of the first quarters. And therefore, our capacity utilization oractually, say, our negative PV due to underloading is much worse than before. That's why we -- our GP is lower than before.

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay. And Dr. Lu, I didn't quite catch everything you said about the pending Lite-On acquisition. Correct me if I'm wrong, but we're just waiting forfinal approval from China? And so did you comment that you expect the acquisition to close at the very end of calendar year 2020 or within yourpreviously disclosed window of the second half of the calendar year?

Brett R. Whitmire - Diodes Incorporated - CFO

What we expect is during the second half of 2020 to close on the Lite-On acquisition, Gary?

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Yes. There are 2 dates, one called the outside date. And typically, outside date means if you pass that, no deal, okay. So we said the outside dateoriginally was in May -- we now extend to end of December, but that's not what we expect to be the closing date. The closing date, we believe,now is somewhere in the 4Q or -- we said now it's 4Q, okay? So that's different. One is closing date, one is outside date.

Operator

Our next question comes from the line of Tristan Gerra from Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Can you hear me?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Yes.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

What is your expectation for point of sale in Q2? And how do you see inventory levels changing at this stage? Do you expect distributors to reduceinventory levels, and as such, the POS will be actually above the POP for which you just guided? And what also will be the implications for Q3 ifthere is some inventory deleveraging in Q2?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Well, I'll let Emily to answer you the POS questions.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right. So Tristan, I think overall, we still expect Asia would have a good momentum for Q2, because we actually see the strength both from thebacklog and booking as well as the POS point of view. The big question is really North America and Europe. We've definitely seen some slowdown.It really depends on how soon the end customer factory recovery will happen. And so I think we definitely included everything that we knowalready into our guidance. And so our guidance is actually better than, I think, most of our peers, as you can see. So that's really based on theknowledge that we have. For inventory days, that we definitely continue to monitor closely and our ideal range is 11 to 14 weeks, and that has stillcontinued to be our goal. A lot of time -- the last few days of the quarter kind of dynamically changed the situation, but that still remains the goal.I think it really depends on the recovery of the market, and a little bit higher inventory definitely can help us with faster lead time and short deliveryquick turns as well. So we've seen benefit of that. I think for Q3, it's kind of difficult to estimate at this moment, and we are not in the position toprovide the guidance. But in general, we definitely hope the market will start seeing some recovery in Q3.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Okay. Great. And then given the continued market share gains that you've experienced in automotive, would you say that the automotive endmarket in China, which I think may be around 40% of your total automotive exposure, has that stabilized quarter-on-quarter? Is it still decliningsequentially from a unit standpoint, so not your dollar content, but actual automotive units in China?

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right. I think overall automotive units definitely declined, not only in China, right? That's overall the market. So we definitely are seeing that as well.So our automotive-gained market share, like I mentioned, is really focusing on the content expansion and also past few years on the demanddesign-in/design win effort, and we started seeing some results. So market is one thing. Our content is other thing. So that has been the philosophyand focus for Diodes is really continue to expand on the demand creation, continue to expand the sockets, right? So yes, you're right, we've overallseen the demand decrease from the unit point of view, not related to Diodes. And that's really how we've been focusing on it. It is really, like I said,content expansion and also releasing quite a number of new products targeting in this area continue to drive the technology improvement aswell.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

So even automotive market slowdown and weak quite a lot, but we still, year-over-year and quarter-over-quarter, our revenue still grew. That'sreally very good compared with our peers, because we are able to accomplish that due to the past design wins, past customer engagement.

Operator

(Operator Instructions) Our next question comes from the line of Tianyan Goellner from Sidoti.

Tianyan Goellner - Sidoti & Company, LLC - Analyst

So first one just on the current clarification or a little bit color on OpEx. So it looks like R&D and SG&A also came a little bit higher as a percentageof revenue compared to the most recent quarters. So I'm wondering how much of those increases were driven by just the coronavirus. What elsedrove the increase? And how should we think in the near future?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

I think our R&D and SG&A actually in the fourth quarter last year compared with third quarter last year actually strong 5% or 6%, right? So 5% or6%. And that's because 4Q is the holiday in U.S., in Europe, the Christmas holidays. And then you go to 1Q, we are almost flat between 4Q and 1Q.And that 4Q -- 1Q is the Chinese New Year. So, Asia expenditure for R&D, SG&A is slow down, but U.S., Europe is up. So, they're about totally, 4Q to1Q, is about flat. And therefore, we don't really expect that, due to 4Q, we think it's slightly going down, because all the traveling, (inaudible) normaland most people working from home -- while in U.S. and Europe, most of the people working from home. But Asia, they can travel. But they -- wedon't encourage them to travel, okay? So, we believe the traveling expense will go down some, but we don't expect a major reduction on operationalexpense, R&D and SG&A.

Tianyan Goellner - Sidoti & Company, LLC - Analyst

Okay. And probably next one just some color on the industrial, Emily, if you can help me to understand. It looks like industrial really -- I know thegeneral market is weak, but how -- can we just talk about how should we think about for 2020? And just some color would be very appreciated.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Okay. So, I think, overall, just like you said, right, industrial overall segment is actually a down segment. So, it's similar to the automotive segment.Overall market is down, but we have been continuing to focus on demand creation, driving the content expansion, design-in/design win effort isactually, in the past few years, helping us to continue to increase the revenue in this market. So I think there's definitely different segments within

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MAY 11, 2020 / 9:00PM, DIOD - Q1 2020 Diodes Inc Earnings Call

industrial. I think the key is really continuing to focus on the expansion of the content. If we have more parts selling to the same customer on thesame application, and that's really where we actually gain the revenue improvement.

Operator

This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Dr. Keh-Shew Lu for any furtherremarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Thank you for your participation on today's call. Operator, you may now disconnect.

Operator

Thank you. Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. Everyone, have a greatday.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based uponcurrent expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are morespecifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of theassumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION,THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUMEANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLECOMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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